Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2013

THIRD QUARTER RESULTS

Raises Fiscal 2013 Adjusted EPS Estimate Range to $3.60 to $3.70

Repurchased 1.1 million Shares of Common Stock

OSHKOSH, WI — (July 30, 2013) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2013 third quarter net income of $148.4 million, or $1.67 per diluted share, compared to $77.1 million, or $0.84 per diluted share, in the third quarter of fiscal 2012. All results are for continuing operations attributable to Oshkosh Corporation, unless stated otherwise.

Consolidated net sales in the third quarter of fiscal 2013 were $2.20 billion, an increase of 2.1 percent compared to the prior year third quarter. Higher sales in the Company’s access equipment segment were largely offset by an expected decline in defense segment sales.

Consolidated operating income in the third quarter of fiscal 2013 was $225.6 million, or 10.2 percent of sales, compared to $126.2 million, or 5.8 percent of sales, in the prior year third quarter. Operating income margins improved in the third quarter of fiscal 2013 as a result of strong performance by the Company’s access equipment and defense segments. This performance was driven by favorable product mix, including increased international sales of MRAP All-Terrain Vehicles (M-ATVs), improved pricing, as well as product and process cost reductions.

“The employees of Oshkosh Corporation diligently executed our MOVE strategy to deliver outstanding third quarter results, highlighted by earnings per share of $1.67, which is nearly double our fiscal 2012 third quarter earnings per share of $0.84,” said Charles L. Szews, Oshkosh Corporation chief executive officer. “Our access equipment segment, in particular, stood out with higher sales and operating income margins reaching more than 16 percent for the quarter. Our defense team also delivered solid results, despite continued headwinds from reduced U.S. defense spending.

-more-

“As a result of the strong third quarter performance and our expectations for the remainder of the year, we are raising our adjusted earnings per share expectations for the full year to a range of $3.60 to $3.70(1).

“Our strong fiscal 2013 performance, driven by the progress we are making on our MOVE initiatives, gives us confidence as we strive to reach our fiscal 2015 earnings per share target range of $4.00 to $4.50, in spite of the expected decline in our defense business in fiscal 2014,” added Szews.

Factors affecting third quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales increased 15.6 percent to $941.5 million for the third quarter of fiscal 2013 compared to the prior year third quarter. The increase was principally the result of higher replacement-driven demand in North America, the realization of previously announced price increases and higher aftermarket parts & service sales, which more than offset lower sales volume in Australia.

In the third quarter of fiscal 2013, access equipment segment operating income increased 75.1 percent to $154.5 million, or 16.4 percent of sales, compared to prior year third quarter operating income of $88.2 million, or 10.8 percent of sales. The increase in operating income was primarily the result of higher sales volume, the realization of previously announced price increases, as well as product and process cost reductions.

Defense — Defense segment sales decreased 8.2 percent to $879.6 million for the third quarter of fiscal 2013 compared to the prior year third quarter. The decrease in sales was primarily due to an expected decline in sales to the U.S. Department of Defense (DoD), offset in part by higher international sales of M-ATVs.

In the third quarter of fiscal 2013, defense segment operating income increased 113.8 percent to $85.8 million, or 9.8 percent of sales, compared to prior year third quarter operating income of $40.2 million, or 4.2 percent of sales. The increase in operating income was largely due to a favorable product mix, which included a large percentage of international sales of M-ATVs, and operational improvements, offset in part by lower sales volume. In addition, the defense segment recorded favorable contract adjustments related to undefinitized contracts of $5.0 million in the third quarter of fiscal 2013 compared to unfavorable contract adjustments of $7.8 million in the third quarter of fiscal 2012.

Fire & Emergency — Fire & emergency segment sales for the third quarter of fiscal 2013 decreased 11.0 percent to $204.3 million compared to the prior year quarter. The decrease in sales primarily reflected lower sales volume. The third quarter of the prior year included the delivery of 44 Rapid Intervention Vehicles under a contract with the United States Air Force and the delivery of several large international orders to Hong Kong.

In the third quarter of fiscal 2013, fire & emergency segment operating income decreased 18.8 percent to $6.5 million, or 3.2 percent of sales, compared to prior year third quarter operating income of $8.1 million, or 3.5 percent of sales. The decrease in operating income for the third quarter of fiscal 2013 was largely the result of the lower sales volume, offset in part by the realization of previously announced price increases.

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

Commercial — Commercial segment sales increased 10.5 percent to $194.7 million in the third quarter of fiscal 2013 compared to the prior year quarter. The increase in sales was primarily attributable to increased demand in the concrete mixer market and the sale of higher content units, including units with both chassis and bodies, offset in part by lower refuse collection vehicle volume due in part to changes in the timing of orders from one of the segment’s largest customers.

In the third quarter of fiscal 2013, commercial segment operating income decreased 17.8 percent to $10.0 million, or 5.1 percent of sales, compared to $12.1 million, or 6.9 percent of sales, in the prior year quarter. The decrease in operating income was primarily a result of restructuring-related costs of $2.7 million.

Corporate — Corporate operating expenses increased $8.7 million to $31.2 million for the third quarter of fiscal 2013 compared to the prior year quarter. The increase in corporate expenses in the third quarter of fiscal 2013 compared to the third quarter of fiscal 2012 was due to higher variable compensation expense on improved financial results, as well as higher information technology spending.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $4.4 million to $13.5 million in the third quarter of fiscal 2013 compared to the prior year quarter as a result of lower interest rates and the recognition of interest on a note receivable from a customer. In the third quarter of fiscal 2013, the Company recognized $2.7 million of interest income upon receipt of payments on the note receivable.

Provision for Income Taxes — The Company recorded income tax expense of $59.9 million in the third quarter of fiscal 2013, or 28.9 percent of pre-tax income, compared to 29.4 percent of pre-tax income in the prior year quarter. Tax expense for the third quarter of fiscal 2013 was favorably impacted by provision to return adjustments upon finalizing the Company’s fiscal 2012 tax returns and a reduction in valuation allowances on state net operating loss carryforwards that together totaled $0.08 per share. The third quarter of fiscal 2012 tax provision was favorably impacted by provision to return adjustments upon filing the Company’s fiscal 2011 tax returns that totaled $0.07 per share.

Share Repurchases — During the third quarter of fiscal 2013, the Company repurchased 1,144,670 shares of its common stock at an aggregate cost of $43.9 million. The Company has repurchased a total of $169 million of its common stock under its previously announced $300 million share repurchase program. Earnings per share in the third quarter of fiscal 2013 improved $0.07 compared to the prior year third quarter as a result of lower average shares outstanding.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2013 of $5.94 billion and net income of $280.6 million, or $3.12 per share. This compares with net sales of $6.09 billion and net income of $161.5 million, or $1.76 per share, in the first nine months of the prior year. Adjusted results for the first nine months of fiscal 2013 were $291.0(1) million, or $3.23(1) per share, compared to $151.8(1) million, or $1.66(1) per share, in the first nine months of fiscal 2012. The increase in adjusted results in the first nine months of fiscal 2013 was largely attributable to higher sales volume, improved performance in the Company’s access equipment segment and higher margins associated with international sales of M-ATVs, offset in part by higher share-based compensation expense, in part as a result of the impact of the increase in the Company’s share price on variable, share-based compensation.

Fiscal 2013 Expectations

As a result of its strong third fiscal quarter results, an expected lower tax rate and the benefit of share repurchases completed in the third quarter, the Company is increasing its outlook for full-year fiscal 2013 adjusted earnings from continuing operations to a range of $3.60 - $3.70(1) per share. This estimate excludes costs of $0.11 per share (net of tax benefit) incurred in the first quarter of fiscal 2013 related to a tender offer for the Company’s common stock and threatened proxy contest.

Conference Call

The Company will comment on its fiscal 2013 third quarter earnings and its full-year fiscal 2013 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the global economic outlook and the ability of the U.S. government to resolve budgetary and debt issues; the expected level and timing of the DoD procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy, including the Company’s ability to successfully manage the cost reductions required as a result of the significant projected decrease in sales levels in the defense segment; the Company’s ability to win a U.S. Joint Light Tactical Vehicle production contract award; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net sales	$2,204.4	$2,159.8	$5,938.6	$6,090.6
Cost of sales	1,818.9	1,885.2	5,003.7	5,347.0
Gross income	385.5	274.6	934.9	743.6

Operating expenses:
Selling, general and administrative	146.0	134.3	451.6	410.8
Amortization of purchased intangibles	13.9	14.1	42.8	43.4
Total operating expenses	159.9	148.4	494.4	454.2
Operating income	225.6	126.2	440.5	289.4

Other income (expense):
Interest expense	(16.6)	(18.3)	(49.4)	(56.8)
Interest income	3.1	0.4	7.3	1.6
Miscellaneous, net	(4.7)	(0.8)	(4.3)	(5.1)
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	207.4	107.5	394.1	229.1
Provision for income taxes	59.9	31.6	115.7	68.4
Income from continuing operations before equity in earnings of unconsolidated affiliates	147.5	75.9	278.4	160.7
Equity in earnings of unconsolidated affiliates	0.9	1.2	2.2	1.9
Income from continuing operations, net of tax	148.4	77.1	280.6	162.6
Income (loss) from discontinued operations, net of tax	0.3	(1.4)	1.1	(9.6)
Net income	148.7	75.7	281.7	153.0
Net income attributable to noncontrolling interest	—	—	—	(1.1)
Net income attributable to Oshkosh Corporation	$148.7	$75.7	$281.7	$151.9

Amounts available to Oshkosh Corporation common shareholders, net of tax:
Income from continuing operations	$148.4	$77.1	$280.6	$161.5
Income allocated to participating securities	(0.9)	(0.2)	(1.8)	(0.3)
Income available to Oshkosh Corporation common shareholders	$147.5	$76.9	$278.8	$161.2

Income (loss) from discontinued operations	$0.3	$(1.4)	$1.1	$(9.6)

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic:
Continuing operations	$1.69	$0.85	$3.16	$1.77
Discontinued operations	—	(0.02)	0.01	(0.11)
	$1.69	$0.83	$3.17	$1.66

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted:
Continuing operations	$1.67	$0.84	$3.12	$1.76
Discontinued operations	—	(0.02)	0.01	(0.11)
	$1.67	$0.82	$3.13	$1.65

Basic weighted-average shares outstanding	87,110,576	91,417,937	88,174,280	91,320,794
Effect of dilutive stock options and other equity-based compensation awards	1,396,076	507,158	1,304,075	494,823
Participating restricted stock	(260,326)	(109,559)	(207,382)	(77,518)
Diluted weighted-average shares outstanding	88,246,326	91,815,536	89,270,973	91,738,099

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	September 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$585.8	$540.7
Receivables, net	934.0	1,018.6
Inventories, net	878.7	937.5
Deferred income taxes	66.0	69.9
Prepaid income taxes	22.8	98.0
Other current assets	33.6	29.8
Total current assets	2,520.9	2,694.5
Investment in unconsolidated affiliates	21.1	18.8
Property, plant and equipment:
Property, plant and equipment	865.3	856.5
Accumulated depreciation	(517.4)	(486.6)
Property, plant and equipment, net	347.9	369.9
Goodwill	1,032.5	1,033.8
Purchased intangible assets, net	736.3	775.4
Other long-term assets	71.9	55.4
Total assets	$4,730.6	$4,947.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$48.8	$—
Accounts payable	516.5	683.3
Customer advances	358.1	510.4
Payroll-related obligations	134.2	130.1
Accrued warranty	99.6	95.0
Deferred revenue	26.1	113.0
Other current liabilities	196.8	172.7
Total current liabilities	1,380.1	1,704.5
Long-term debt, less current maturities	906.2	955.0
Deferred income taxes	111.9	129.6
Other long-term liabilities	333.7	305.2
Commitments and contingencies
Shareholders’ equity	1,998.7	1,853.5
Total liabilities and shareholders’ equity	$4,730.6	$4,947.8

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended
	June 30,
	2013	2012
Operating activities:
Net income	$281.7	$153.0
Depreciation and amortization	95.2	95.8
Deferred income taxes	(17.2)	(35.2)
Other non-cash adjustments	12.6	16.3
Changes in operating assets and liabilities	(124.8)	(155.6)
Net cash provided by operating activities	247.5	74.3

Investing activities:
Additions to property, plant and equipment	(25.2)	(33.9)
Additions to equipment held for rental	(13.1)	(5.9)
Proceeds from sale of property, plant and equipment	0.1	7.5
Proceeds from sale of equipment held for rental	6.9	3.2
Other investing activities	(22.5)	15.9
Net cash used by investing activities	(53.8)	(13.2)

Financing activities:
Repayment of long-term debt	—	(105.0)
Repurchases of common stock	(169.0)	—
Proceeds from exercise of stock options	19.9	3.1
Other financing activities	0.6	(0.2)
Net cash used by financing activities	(148.5)	(102.1)

Effect of exchange rate changes on cash	(0.1)	3.2
Increase (decrease) in cash and cash equivalents	45.1	(37.8)
Cash and cash equivalents at beginning of period	540.7	428.5
Cash and cash equivalents at end of period	$585.8	$390.7

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended			Three Months Ended
	June 30, 2013			June 30, 2012
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$485.4	$—	$485.4	$426.1	$—	$426.1
Telehandlers	317.3	—	317.3	260.8	—	260.8
Other	138.8	—	138.8	127.0	0.7	127.7
Total access equipment	941.5	—	941.5	813.9	0.7	814.6

Defense	878.9	0.7	879.6	957.9	0.6	958.5

Fire & emergency	192.9	11.4	204.3	217.5	12.1	229.6

Commercial
Concrete placement	101.2	—	101.2	67.4	—	67.4
Refuse collection	65.8	—	65.8	77.5	—	77.5
Other	24.1	3.6	27.7	25.6	5.7	31.3
Total commercial	191.1	3.6	194.7	170.5	5.7	176.2
Intersegment eliminations	—	(15.7)	(15.7)	—	(19.1)	(19.1)
Consolidated sales	$2,204.4	$—	$2,204.4	$2,159.8	$—	$2,159.8

	Nine Months Ended			Nine Months Ended
	June 30, 2013			June 30, 2012
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$1,116.9	$—	$1,116.9	$1,059.8	$—	$1,059.8
Telehandlers	831.6	—	831.6	643.4	—	643.4
Other	391.6	0.1	391.7	375.2	124.3	499.5
Total access equipment	2,340.1	0.1	2,340.2	2,078.4	124.3	2,202.7

Defense	2,533.4	2.5	2,535.9	2,994.6	2.2	2,996.8

Fire & emergency	526.1	34.3	560.4	523.4	27.6	551.0

Commercial
Concrete placement	256.7	—	256.7	166.8	—	166.8
Refuse collection	207.9	—	207.9	252.5	—	252.5
Other	74.4	18.5	92.9	74.9	21.3	96.2
Total commercial	539.0	18.5	557.5	494.2	21.3	515.5
Intersegment eliminations	—	(55.4)	(55.4)	—	(175.4)	(175.4)
Consolidated sales	$5,938.6	$—	$5,938.6	$6,090.6	$—	$6,090.6

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Operating income (loss):
Access equipment	$154.5	$88.2	$298.4	$169.7
Defense	85.8	40.2	213.7	174.5
Fire & emergency	6.5	8.1	14.6	(1.2)
Commercial	10.0	12.1	25.6	22.9
Corporate	(31.2)	(22.5)	(111.8)	(76.6)
Intersegment eliminations	—	0.1	—	0.1
Consolidated	$225.6	$126.2	$440.5	$289.4

	June 30,
	2013	2012
Period-end backlog:
Access equipment*	$621.4	$729.7
Defense	1,886.2	3,261.1
Fire & emergency**	503.1	530.1
Commercial	167.3	148.4
Consolidated	$3,178.0	$4,669.3

*                   Includes $17.4 million and $93.8 million of backlog for the DoD at June 30, 2013 and 2012, respectively.

**              Includes $28.8 million of backlog for ambulance production at June 30, 2012. Ambulance production was discontinued in the second quarter of fiscal 2013.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results and estimated earnings both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results and estimates excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results and estimates prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures:

	Nine Months Ended
	June 30,
	2013	2012
Non-GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$291.0	$151.8
Tender offer and proxy contest costs, net of tax	(10.4)	(4.1)
Discrete tax benefits	—	13.8
GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$280.6	$161.5

Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$3.23	$1.66
Tender offer and proxy contest costs, net of tax	(0.11)	(0.05)
Discrete tax benefits	—	0.15
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$3.12	$1.76

	Fiscal 2013
	Expectations
	Low	High
Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$3.60	$3.70
Tender offer and proxy contest costs, net of tax	(0.11)	(0.11)
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$3.49	$3.59

# # #